EXHIBIT F




                                        March 20, 2001

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

     Re:  Ameren Energy Fuels and Services Company (File No. 70-9775)

Ladies and Gentlemen:

     I am General Counsel of Ameren Services Company, a service company subsidiary of Ameren Corporation ("Ameren"), a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"). I am filing this opinion, pursuant to the rules and regulations of the Commission under the Act, as an exhibit to the statement filed on Form U-1 by Ameren Energy Fuels and Services Company ("Ameren Fuels") in this proceeding (the "Application").

     In the Application, Ameren Fuels requests Commission authorization with respect to a proposed Fuel and Natural Gas Services Agreement (the "Agreement") the parties to which will be Ameren's domestic public utility subsidiaries.

     In connection with this opinion, I have reviewed the Application and the proposed Agreement and such other exhibits, documents, agreements, instruments and/or other materials as I consider necessary or advisable.

     I am a member of the Bar of the State of Missouri and do not purport to be an expert on the laws of any other jurisdiction. The opinions set forth herein are limited solely to matters governed by the laws of the State of Missouri.

     Based upon and subject to the foregoing, and assuming that the proposed transaction are carried out in accordance with (a) the Application and the Commission's order(s) to be issued with respect thereto and (b) all other requisite approvals and authorizations, corporate or otherwise, I am of the opinion that:

     (i) all state laws applicable to the proposed transaction will have been complied with; and

     (ii) the consummation of the proposed transaction will not violate the legal rights of the holders of any securities issued by Ameren or any associate company thereof.

     I hereby consent to the use of this opinion in connection with the Application.

                                        Very truly yours,

                                        /s/ Steven R. Sullivan
                                            ------------------
                                            General Counsel


                                       2